U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 21, 2009

Photonic Products Group, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	000-11668	22-2003247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

181 Legrand Avenue, Northvale, New Jersey	07647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (201) 767-1910

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On January 21, 2009, the Board of Directors of Photonic Products Group, Inc (“PPGI” or the “Company”) approved an amendment to its Bylaws to increase the number of directors from five to six and appointed N. E. Rick Strandlund to its Board of Directors to fill the additional seat.  Mr. Strandlund will serve under this appointment until the annual election of directors expected to be in May 2009.

Mr. Strandlund, 64, comes to the Board of Photonics Products Group, Inc. with significant experience in the photonics manufacturing and marketing arenas having served the bulk of his career with companies involved in the fabrication and thin-film coating of sophisticated optics and the manufacture of lasers.  His experience includes a variety of management and executive positions with Optical Coating Laboratory, Inc., a public company in Santa Rosa, CA. where he was employed from 1973 to 1996.  From 1986 to 1996, he served as the Vice President and General Manager of the company’s Commercial Products Division and the flagship Santa Rosa Division.  Mr. Strandlund also served as the President and CEO of Research Electro-Optics, Inc., a privately owned manufacturer of optics, thin-film coatings, and lasers in Boulder, CO from 1997 to 2004.  He currently serves as the Chairman of the Board, President and CEO of NanoProducts Corporation in Longmont, CO.  Mr. Strandlund holds a Bachelor of Science degree in Aerospace Engineering from San Diego State University and a Masters degree in Management from Golden Gate University.

A copy of the press release issued to announce the appointment of Mr. Strandlund is attached as Exhibit 99.1 to the report.

Item 5.03 Amendment to Articles of Incorporation or Bylaws

On January 21, 2009, the Company’s Board of Directors approved an amendment of the Company’s Bylaws to increase the number of directors from five to six.

A copy of our Bylaws are attached hereto as Exhibit 3.1

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Bylaws of the Company, as amended, January 21, 2009

99.1	Press Release issued by PPGI on January 22, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: January 22, 2009
	By:	/s/ William J. Foote

Secretary and Chief Financial Officer